Exhibit 4.73

EXECUTION VERSION
SECOND AMENDMENT AND WAIVER
 TO AMENDED AND RESTATED FACILITY AGREEMENT
THIS SECOND AMENDMENT TO AMENDED AND RESTATED FACILITY AGREEMENT (this "Amendment") is dated as of October 31, 2016 by and between DRYSHIPS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Borrower"), and SIFNOS SHAREHOLDERS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Lender"). Capitalized terms herein have the meanings specified in the Amended and Restated Secured Revolving Facility Agreement dated as of April 5, 2016, as amended by the First Amendment thereto, dated as of September 9, 2016 (as so amended, the "Existing Facility Agreement" and, as hereby amended and as may be further amended, restated, supplemented or otherwise modified from time to time and, the "Facility Agreement"), by and between the Borrower and the Lender.
W I T N E S S E T H:
WHEREAS, the Borrower has requested certain amendments to the Existing Facility Agreement and waivers of certain terms of the Facility Agreement in connection with any borrowing request relating to certain transfers of asset and liabilities; and
WHEREAS, the Lender, on the terms and subject to the conditions set forth herein, is willing to agree to such amendments and to grant such waiver.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:
1.          AMENDMENT AND WAIVER
Section 1.01 Amendments. Effective as of the Amendment Effective Date (as defined below), the Existing Facility Agreement shall be hereby amended as follows:
(a)          "Commitment" Definition. The definition of "Commitment" in Section 1 of the Existing Facility Agreement shall be deleted and replaced in its entirety with the following:
""Commitment" means, on any date, Seventy Five Million Dollars (US$75,000,000)."
(b)          Section 8 Heading. The heading of Section 8 of the Existing Facility Agreement shall be deleted and replaced in its entirety with the following:
"PREFERRED STOCK RIGHT; CONVERSION RIGHT"
(c)          Section 8.02. The following provisions of new Section 8.02 shall be added to the Existing Facility Agreement immediately after Section 8.01:

"Section 8.02 Conversion Right. From the effective date of the Second Amendment and Waiver to Amended and Restated Facility Agreement, dated as of October 31, 2016, between the Borrower and the Lender, and until 365 days of such effective date (such period, the "Conversion Period"), the Borrower shall have the following conversion right:
(a)          Upon three (3) Business Days' prior notice to the Lender, the Borrower may elect, in its sole discretion at any time during the Conversion Period, to (x) convert all or a portion of the principal amount of the outstanding Loans of up to $7,500,000 (such principal, the "Converted Loan Amount") into shares of the Borrower's common stock (collectively, the "Conversion Common Stock") and (y) issue the Conversion Common Stock to the Lender. The number of shares of Conversion Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Converted Loan Amount by (ii) the Conversion Price (as hereinafter defined) per share of the Conversion Common Stock, rounded to the nearest whole share. For purposes of this Section 8.02, the "Conversion Price" of one share of Conversion Common Stock shall be equal to the average of the VWAP of the Borrower's common stock for the five (5) consecutive Trading Days immediately prior to the date of notice of any such conversion (or, if no sales take place on any such Trading Day, the average of the closing bid and asked prices on such Trading Day).
(b)          Upon such conversion, the Borrower hereby agrees to execute and deliver to the Lender, all transaction documents related to the issuance by the Borrower of the Conversion Common Stock, including customary agreements including transfer restrictions and other ancillary instruments reasonably required.
(c)          No fractional shares of the Conversion Common Stock of the Borrower will be issued upon conversion of any Loans. In lieu of any fractional share to which the Lender would otherwise be entitled, the Borrower will repay to the Lender in cash the amount of the unconverted principal balance of the outstanding Loans that would otherwise be converted into such fractional share. Upon conversion of all of the outstanding Loans pursuant to this Section 8.02 the Lender shall surrender the Note, duly endorsed, at the principal offices of the Borrower or any transfer agent of the Borrower. At its expense, the Borrower will, as soon as practicable thereafter, issue and deliver to the Lender, at such principal office, a certificate or certificates for the number of shares to which the Lender is entitled upon such conversion, together with any other securities and property to which the Lender is entitled upon such conversion under the terms of this Agreement, including a check payable to the Lender for any cash amounts payable as described herein. Upon conversion of any Loans, the Borrower will be forever released from all of its obligations and liabilities under this Agreement and the Note with regard to that portion of the principal amount being converted including without limitation the obligation to pay such portion of the principal amount."
(d)          Exhibit A. Exhibit A to the Existing Facility Agreement shall be deleted and replaced in its entirety with the form of promissory note attached as Annex A hereto.

Section 1.02 Waivers. In connection with any borrowing request relating to (i) the sales of (x) a bulk carrier under the name of m/v "AMALFI", registered under Malta flag, IMO Number 9465801 and (y) a bulk carrier under the name of m/v "SAMATAN", registered under Malta flag, IMO Number 9236771 and (ii) related transfers of certain liabilities and obligations of the Borrower and its subsidiaries, the Lender hereby waives the following provisions of the Facility Agreement:
(a)          the condition precedent to its obligation to make any Loan described in Section 5.02(c) of the Facility Agreement; and
(b)          the requirements of the minimum borrowing amount of $5,000,000 and integral multiples of $1,000,000 set forth in Section 2.02 of the Facility Agreement. For the avoidance of doubt, in connection with any such borrowing request, the Borrower may request Loans in an amount less than such minimum amount and integral multiples as may be required under the related transaction documents to consummate such sales and transfers and the Lender hereby agrees to make the Loans in such amount.
2.          CONDITION TO EFFECTIVENESS
This Amendment shall become effective only upon the satisfaction of each of the following conditions precedent (such satisfaction date being referred to herein as the "Amendment Effective Date"):
(a)          The Lender shall have received a counterpart signature page to this Amendment duly executed and delivered by an authorized officer or representative of the Borrower; and
(b)          The Lender shall have received a counterpart signature page to Acknowledgement and Agreement of Guarantor duly executed and delivered by an authorized officer or representative of the Guarantor.
3.          REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that, as of the Effective Date and as of the date of each disbursement:
(a)          This Amendment has been duly authorized, executed and delivered by the Borrower, and constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms. The Facility Agreement (as amended hereby) and each other Facility Document constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms;
(b)          Except for any Default of Event of Default of which the Borrower has informed the Lender prior to the date hereof or as contemplated under Section 1.02 above, immediately prior to and after giving effect to this Amendment, no Default or Event of Default shall exist; and
(c)          at the time of and immediately after giving effect to this Amendment, (i) all representations and warranties of the Borrower set forth in the Facility Documents shall be true and correct in all material respects on and as of the date of this Amendment before and after giving effect thereto (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects, and (ii) no Default shall have then occurred and be continuing.
4.          COVENANT
The Borrower will deliver to the Lender within 15 Business Days after the Amendment Effective Date, documentary evidence that the Rapallo Ship Mortgage has been amended or otherwise modified to refer to the Facility Agreement as amended by this Amendment.
5.          EXPENSES
In accordance with Section 11(a) of the Existing Facilities Agreement (as amended by this Amendment), the Borrower shall reimburse the Lender upon demand for all out-of-pocket expenses (including counsel's fees) incurred by the Lender in connection with this Amendment.
6.          MISCELLANEOUS
Section 6.01 Reference to and Effect on the Facility Agreement and the Other Facility Documents.
(a)          This Amendment shall constitute a Facility Document for purposes of the Facility Agreement and the other Facility Documents. On and after the Amendment Effective Date, each reference in the Facility Agreement to "this Agreement", "herein", "hereunder", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Facility Agreement as amended hereby, and each reference to the Facility Agreement in any other Facility Document shall be deemed to be a reference to the Facility Agreement as amended hereby; and
(b)          Except as specifically modified by this Amendment, the Facility Agreement and the other Facility Documents shall remain unchanged and shall remain in full force and effect and are hereby ratified and confirmed.
Section 6.02 Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
Section 6.03 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, United States of America.
Section 6.04 Counterparts. This Amendment may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 6.05 Successors and Assigns. This Amendment shall be binding upon the Borrower and the Lender and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
DRYSHIPS INC., as Borrower By: /s/ Dimitris Dreliozis Name: Dimitris Dreliozis Title: Financial Controller
SIFNOS SHAREHOLDERS INC., as Lender By: /s/ Savvas Tournis Name: Savvas Tournis Title: Attorney-in-fact

[Signature Page — Second Amendment to Amended and Restated Facility Agreement]

ANNEX A
TO
THE SECOND AMENDMENT TO
 AMENDED AND RESTAED FACILITY AGREEMENT
EXHIBIT A
FORM OF PROMISSORY NOTE

$75,000,000	Dated: ________, 201__
FOR VALUE RECEIVED, the undersigned, DryShips Inc., a Marshall Islands corporation (the "Borrower") HEREBY PROMISES TO PAY to the order of Sifnos Shareholders Inc., a Marshall Islands corporation (the "Lender"), the principal sum of SEVENTY FIVE MILLION U.S. DOLLARS ($75,000,000) or, if less, the principal amount that is outstanding on the Maturity Date; provided, however, that such payment shall be in the amount necessary to repay in full the unpaid principal amount hereof together with interest on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full. Both principal and interest are payable to the Lender in U.S. Dollars.
This Promissory Note is one of the Notes issued pursuant to the Amended and Restated Secured Revolving Facility Agreement, dated April 5, 2016, between the Borrower and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement") and is subject to and entitled to the benefits of the Facility Agreement. Capitalized terms that are not defined in this Promissory Note have the meanings given to them in the Agreement.
The principal amount of indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Facility Agreement, the terms of which are incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Agreement.
During the continuance of any one or more Events of Default as specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement.
Upon the failure of the Borrower to pay the Lender when due and payable any and all amounts payable by the Borrower to the Lender under the provisions of this Promissory Note, the entire unpaid amount of this Promissory Note then outstanding shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and without any action on the part of the Lender. If this Promissory Note is referred to an attorney for collection or enforcement, the Borrower shall pay all costs and expenses of collection or enforcement, including attorneys' fees.
Any legal action or proceeding with respect to this Promissory Note may be brought by the Lender in the courts of the State of New York or the courts of the United States of America for the

Southern District of New York. By execution and delivery of this Promissory Note, the Borrower consents, for itself and in respect of its property, to the jurisdiction of those courts. The Borrower irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Promissory Note or other document related thereto. The Borrower hereby waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of New York.
No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
THE BORROWER HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO REQUEST A TRIAL BY JURY IN ANY ACTION RELATED TO THIS PROMISSORY NOTE.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
DRYSHIPS INC. By: Name: Its:

Date	Principal Amount of Loans	Interest Period and Interest Rate with Respect Thereto	Principal Amount of Loans Repaid	Unpaid Principal Amount of Loans	Notation Made By